As filed with the Securities and Exchange Commission on September 8, 2000
                                             Registration No. 333-_________

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                          SYCAMORE NETWORKS, INC.
           (Exact name of registrant as specified in its charter)

                  Delaware                              04-3410558
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)                Identification No.)

            10 Elizabeth Drive, Chelmsford, Massachusetts 01824
            (Address of Principal Executive Offices) (Zip Code)

                   Sirocco Systems, Inc. 1998 Stock Plan
              (formerly FNR Systems, Inc. 1998 Stock Plan)
                          (Full title of the plan)

                              Daniel E. Smith
                   President and Chief Executive Officer
                          Sycamore Networks, Inc.
                             10 Elizabeth Drive
                            Chelmsford, MA 01824
                               (978) 250-2900
                    (Name, Address and Telephone Number,
                 Including Area Code, of Agent for Service)

                                 Copies to:
                         Margaret A. Brown, Esquire
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             One Beacon Street
                           Boston, MA 02108-3194


                                CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------
                                           Proposed        Proposed
         Title of          Amount           maximum        maximum          Amount of
        securities         to be           offering       aggregate        Registration
           to be         registered          price         offering            fee
        registered                         per share        price
-----------------------------------------------------------------------------------------
  Common Stock, $.001      15,456             $0.10          $1,574.98         $0.42
  par value (1)           177,743              0.36          64,686.51         17.08
                          516,748              0.39         203,106.47         53.62
                          662,370              0.60         395,335.40        104.37
                           39,840             99.32       3,957,089.70      1,044.67
                           27,477            113.68       3,123,531.79        824.61
                           13,738            113.81       1,563,508.95        412.77
                           10,304            114.13       1,175,988.59        310.46
                           20,606            125.62       2,588,423.65        683.34
                            6,869            126.05         865,849.58        228.58
                           27,476            128.64       3,534,594.17        933.13
                           13,738             11.26       1,803,294.99        476.07
                           11,051            132.60       1,465,390.85        386.86
                           44,651            136.07       6,075,536.39      1,603.94
                           10,304            136.75       1,409,086.32        372.00
                            2,747            137.30         377,175.65         99.57
                           18,547            138.18       2,562,787.49        676.58
                            1,030            140.65         144,872.33         38.25
                            4,808            143.49         689,906.77        182.14
                            4,808            147.33         708,384.55        187.01
                           24,041            149.24       3,587,916.44        947.21

  Totals:               1,654,352 Shares                $36,298,041.59     $9,582.68

-----------------------------------------------------------------------------------------

(1) All such shares are issuable upon the exercise of outstanding options to purchase the number of shares at the exercise price listed above. Pursuant to Rule 457(h)(1), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. This registration statement also includes an indeterminate number of shares that may be subject to issuance as a result of anti-dilution provisions.



PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

      The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

      (1) Rule 424(b)(3) Prospectus filed on August 16, 2000;

      (2) Quarterly Reports on Form 10-Q for the quarters ended October 30, 1999, January 29, 2000 and April 29, 2000;

      (3) Current Reports on Form 8-K filed on February 14, 2000, June 12, 2000 and September 8, 2000; and

      (4) The description of Common Stock contained in the Rule 424(b)(3) Prospectus filed on August 16, 2000.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

      Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

      Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

      Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

      Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

      Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      The Registrant has entered into indemnification agreements with each of its director and officers. These agreements may require the Registrant, among other things, to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

      The Registrant has obtained liability insurance for its officers and directors, which insures such officers and directors against certain liabilities.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

      The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

     a.  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

               (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, Commonwealth of Massachusetts, on this 8th day of September, 2000.


                                    SYCAMORE NETWORKS, INC.

                                    By: /s/ Daniel E. Smith
                                        -------------------------------------
                                        Daniel E. Smith
                                        President and Chief Executive Officer


                      POWER OF ATTORNEY AND SIGNATURES

      We, the undersigned officers and directors of Sycamore Networks, Inc., hereby severally constitute Gururaj Deshpande, Daniel E. Smith and Frances M. Jewels, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Sycamore Networks, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on this 8th day of September, 2000.


      /s/ Gururaj Deshpande        Chairman of the Board of Directors
 ______________________________
      Gururaj Deshpande


     /s/ Daniel E. Smith           President, Chief Executive Officer and
 ______________________________    Director
     Daniel E. Smith


     /s/ Frances M. Jewels         Chief Financial Officer, Vice President,
_______________________________    Finance and Administration, Secretary and
      Frances M. Jewels            Treasurer


     /s/ Timothy Barrows           Director
 ______________________________
      Timothy Barrows


     /s/ Paul J. Ferri             Director
 ______________________________
       Paul J. Ferri


    /s/ John W. Gerdelman          Director
 ______________________________
      John W. Gerdelman




                               EXHIBIT INDEX

 Exhibit
 Number        Description

*4.1 Specimen Certificate of Common Stock, $.001 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4(a) to the Registrant's
               Registration Statement on Form S-4 (Registration No.
               333-40146)

5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1)

23.2           Consent of PriceWaterhouseCoopers LLP (Boston, Massachusetts)

23.3           Consent of PriceWaterhouseCoopers LLP (Hartford, Connecticut)

24.1 Power of Attorney (included in the signature pages of this Registration Statement)

__________________
* Incorporated by reference to Sycamore Networks, Inc.'s Registration Statement on Form S-1 (Registration Statement No. 333-84635)